EXHIBIT 10.1

EXECUTIVE AGREEMENT

This Executive Agreement (“Agreement”) is by and between PTC Inc., a Massachusetts corporation (the “Company”), and Jennifer DiRico (the “Executive”).

WHEREAS, the Executive is the Executive Vice President, Chief Financial Officer of the Company;

WHEREAS, the Executive has executed a Restrictive Covenant Agreement with the Company;

WHEREAS, the Company wishes to make the following arrangements with the Executive concerning certain payments and benefits to be provided to the Executive in the event of a Change in Control of the Company or if the Executive’s employment with the Company is terminated in certain circumstances specified herein;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. Definitions

For the purposes of this Agreement:

(a)
“Board” means the Company’s board of directors.
(b)
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
(c)
“Cause” means:
(i)
the Executive’s willful and continued failure to substantially perform the Executive’s duties to the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), provided that the Company has delivered a written demand for performance to the Executive specifically identifying the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties and the Executive does not cure such failure within thirty (30) days after such demand;
(ii)
willful conduct by the Executive which is demonstrably and materially injurious to the Company;
(iii)
the Executive’s conviction of, or pleading of guilty or nolo contendere to, a felony;
(iv)
the Executive’s entry in the Executive’s personal capacity into a consent decree relating to the business of the Company with any government body; or
(v)
the Executive’s willful violation of any material provision of the Executive’s Restrictive Covenant Agreement; provided that, if such violation can be cured, the Executive has not, within thirty (30) days after written demand by the Company, cured such violation.

For purposes of this definition, no act or failure to act on the Executive’s part shall be deemed “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

(d)
“Change in Control” means the occurrence of any of the following events:
(i)
any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (other than as a result of acquisitions of such securities from the Company);
(ii)
individuals who constitute the Board as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered to be a member of the Incumbent Board;
(iii)
the consummation of a merger, share exchange or consolidation of the Company or any subsidiary of the Company with any other entity (each a “Business Combination”), other than (A) a Business Combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of the Company or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (B) a merger, share exchange or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;
(iv)
the sale or disposition by the Company of all or substantially all of the Company’s assets;
(v)
the liquidation or dissolution of the Company.
(e)
“Change in Control Termination” means any of the following terminations of the Executive’s employment:
(i)
termination of the Executive’s employment by the Company during the period from the date of a Change in Control through the second anniversary thereof, other than for Cause or as a result of the Executive’s death or Disability;
(ii)
resignation by the Executive for Good Reason during the period from the date of a Change in Control through the second anniversary thereof; or
(iii)
termination of the Executive’s employment by the Company within one hundred eighty (180) days prior to a Change in Control, other than for Cause or as a result of the Executive’s death or Disability, if it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party that has taken steps reasonably calculated to effect the Change in Control or (B) was otherwise related to or in anticipation of the Change in Control. A Change in Control Termination under this Section 1(e)(iii) shall be deemed to have occurred when the Change in Control occurs.
(f)
“Disability” means such physical or mental incapacity as to make the Executive unable to perform the essential functions of the Executive’s employment duties for a period of at least sixty (60) consecutive days with or without reasonable accommodation. If any question shall arise as to whether during any period the Executive is so disabled as to be unable to perform the essential functions of the Executive’s employment duties with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.
(g)
“Equity Award” means any stock option, stock appreciation right, restricted stock unit, restricted stock or other equity award issued under any Stock Plan, but excludes any Target Annual Incentive Bonus that may be payable in the form of equity.
(h)
“Good Reason” means the occurrence, without the Executive’s consent and without Cause, of any of the following events after or in connection with a Change in Control (provided that the Executive shall have given the Company written notice describing such event within ninety (90) days of its initial existence and the matter shall not have been fully remedied by the Company within thirty (30) days after receipt of such notice (the “Cure Period”) and the Executive terminates employment within sixty (60) days after the end of the Cure Period):
(i)
any reduction of the Executive’s annual base salary or target bonus as in effect at the date of the Change in Control; provided that any such reduction (not exceeding fifteen percent (15%) of either (A) such base salary or (B) the sum of such base salary and such target bonus) that is consistent with similar actions taken with respect to the base salaries and/or target bonuses of the other senior executives of the Company shall not constitute Good Reason;

(ii) any material reduction in the aggregate benefits for which the Executive is eligible under the Company’s benefit plans, including medical, dental, vision, basic life insurance, retirement, paid time off, long-term disability and short-term disability plans; provided that any such reduction or other action that is consistent with similar actions taken with respect to comparable benefits of the Company employees generally shall not constitute Good Reason;

(iii) a material diminution in the substantive responsibilities or the scope of the Executive’s position, taking into consideration, without limitation, the dollar amount of the budget and the number of employees for which the Executive has responsibility (and a reduction of more than ten percent (10%) in such dollar amount or such number from that which was applicable at the date of the Change in Control shall be deemed a “material diminution” unless it is comparable to similar reductions then applicable to the Company’s executive officers generally);

(iv) any breach by the Company of its material obligations under this Agreement;

(v) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

(vi) any requirement that the Executive relocate to a primary work site that would increase the Executive’s one-way commute distance by more than fifty (50) miles from the Executive’s then principal residence.

(i)
“Restrictive Covenant Agreement” means the most recent agreement executed by the Executive in favor of the Company that contains restrictions on competition with the Company and its subsidiaries and/or solicitation of employees and customers of the Company and its subsidiaries and/or disparagement of the Company and its subsidiaries and/or use or disclosure of confidential information of the Company and its subsidiaries.
(j)
“Stock Plan” means any stock option or equity compensation plan of the Company in effect at any time, including without limitation the 2000 Equity Incentive Plan.
(k)
“Target Annual Incentive Bonus” means an Annual Incentive Bonus (stated as a cash amount even if it may be payable in the form of equity) payable under a Corporate Incentive Plan of the Company for achievement of performance measure(s) at the Target Level. “Corporate Incentive Plan” means any incentive program of the Company in effect at the respective time to the extent it provides for compensation upon achievement of one or more performance measures with a performance period of one year (“Annual Incentive Bonus”).

(l)
“Target Level” means the level at which 100% of the Target Annual Incentive Bonus becomes payable or at which 100% of the target value of performance-based Equity Award for the applicable performance period vests. Any upside bonus, upside equity, or other amounts that may be earned for achievement of performance measures above the Target Level and any discretionary or other bonus are not considered part of the Target Annual Incentive Bonus or any performance-based Equity Awards.
(m)
“Termination Date” means the last date of the Executive’s employment with the Company, a subsidiary, an affiliate or a successor. A transfer of the Executive’s employment within the Company and its subsidiaries and affiliates or to a successor shall not be deemed a termination of employment.

2. Termination of Employment by the Company without Cause

If the Company terminates the Executive’s employment without Cause (other than a termination constituting a Change in Control Termination or a termination due to the Executive’s death or Disability), effective upon the later of the Termination Date or the effectiveness of the Release executed in connection with such termination and subject to the Executive satisfying all the conditions to Payment of Severance (as set forth in Section 11 below), the Executive shall be entitled to the following:

(a)
a lump sum payment in an amount equal to 100% of the highest annual base salary in effect with respect to the Executive during the six-month period immediately preceding the Termination Date, payable within forty-five (45) days after the Termination Date;
(b)
a lump sum payment in an amount equal to 100% of the Target Annual Incentive Bonus, if any, for which the Executive is eligible for the fiscal year in which the Termination Date occurs, payable within forty-five (45) days after the Termination Date;
(c)
acceleration of vesting of the portion of each Equity Award that would have vested within one year after the Termination Date, with any performance measure applicable to any such portion of an outstanding Equity Award held by the Executive to be deemed to have been met at the Target Level, provided that, if such Termination Date occurs on or after October 1 and before November 15, any performance measure applicable to any such portion of any outstanding Equity Award held by the Executive shall be deemed to have been met at the actual performance level achieved for the fiscal year ended September 30 of the calendar year in which the Termination Date occurs; and
(d)
continued participation in the Company’s medical, dental, and vision benefit plans (the “Benefit Plans”) at the Company's expense, subject to the terms and conditions of the respective plans and applicable law and the Executive’s election of continued coverage under COBRA, for a period of one year following the Termination Date; provided that, to the extent that any of the Benefit Plans does not permit such continuation of the Executive’s participation following the Executive’s termination or any such Benefit Plan is terminated, the Company shall pay the Executive an amount which is sufficient for the Executive to purchase substantially equivalent benefits, such amount to be paid quarterly in advance; provided further, however, that to the extent the Executive becomes eligible to receive medical, dental, and/or vision benefits under a plan provided by another employer, the Executive’s entitlement to participate in the corresponding Benefit Plan or Benefit Plans or to receive such corresponding alternate payments shall cease as of the date the Executive is eligible to participate in such other plan, and the Executive shall promptly notify the Company of the Executive’s eligibility under such plan.

3. Change in Control

(a)
Equity Awards. Effective upon a Change in Control that occurs during the Executive’s employment, and except as provided in any Equity Award documentation that explicitly or implicitly excludes such Equity Award from the effects of this Section 3, the following shall occur:
(i)
any performance measure(s) applicable to any outstanding Equity Award held by the Executive shall be deemed to have been met at the Target Level (which deemed performance will not affect any service-based vesting schedule for such Equity Award); and

(ii)
each outstanding Equity Award held by the Executive shall be deemed amended automatically to provide that, notwithstanding any provision of any Stock Plan, such Equity Award may not be terminated or forfeited without the Executive’s written consent (provided that this shall not prevent termination of (A) any unvested portion thereof that is terminated or forfeited upon termination of the Executive’s employment as provided in the respective Stock Plan or in any agreement or certificate executed in connection with such Equity Award, (B) a stock option the termination of which is covered by Section 8(i) of the Company’s 2000 Equity Incentive Plan, or (C) an Equity Award upon payment of a cash payment with a Fair Market Value (as defined in the applicable Stock Plan) equal to the amount that would have been received upon the exercise or payment of the Equity Award had the Equity Award been exercised or paid upon the Change in Control).
(b)
Annual Incentive Bonus. Effective upon (x) a Change in Control that occurs during the Executive’s employment or (y) a Change in Control Termination under Section 1(e)(iii), the Executive shall be entitled to payment of an amount equal to a pro-rata portion of the Target Annual Incentive Bonus, if any, for which the Executive is eligible for the fiscal year in which the Change in Control occurs, based on the percentage of the performance period completed through the date of the Change in Control, for the purposes of which any performance measure(s) applicable to such Target Annual Incentive Bonus shall be deemed to have been met at the Target Level, which payment shall be made in one lump sum within forty-five (45) days of the date of the Change in Control.
(c)
Change in Control Termination Benefits.
(i)
Equity Awards. Effective upon the later of a Change in Control Termination or the effectiveness of the Release executed in connection with such Change in Control Termination and subject to the Executive satisfying all the conditions to Payment of Severance (as set forth in Section 11 below), the following shall occur:
(A)
all outstanding Equity Awards held by the Executive shall immediately become vested and exercisable or distributable in full; and
(B)
all restrictions applicable to restricted stock issued under any Stock Plan and held by the Executive shall immediately lapse.
(ii)
Make-Up Payment. In the event of a Change in Control Termination under Section 1(e)(iii) and subject to the Executive satisfying all of the Conditions to Payment of Severance (as set forth in Section 11 below), Executive shall be entitled to a cash payment in an amount equal to the sum of:
(A)
the excess, if any, of (A) the product of (1) the number of additional shares of the Company’s Common Stock that were subject to Equity Awards that would have become vested and exercisable and/or as to which the restrictions would have lapsed, in each case solely as a result of Section 3(c)(i), and for which the Executive would have been entitled to receive consideration in the Change in Control (on the same basis as other holders of the Company’s Common Stock), had the Executive remained employed through the date of the Change in Control and was deemed to have exercised all the stock options that would then have become exercisable under Section 3(c)(i)(A) times (2) the amount per share of the Company’s Common Stock (if any) received by the Company’s stockholders generally pursuant to the Change in Control (the “Shareholder Price”) over (B) the aggregate exercise price of all such additional stock options that the Executive would then have become able to exercise upon the Change in Control as a result of Section 3(c)(i)(A) (whereupon all such Equity Awards shall terminate and shall no longer be exercisable); and
(B)
the excess, if any, of (A) the product of (1) the number of shares of the Company’s Common Stock that the Executive (a) held on the Termination Date or could have acquired upon exercise of stock options held on such date and (b) sold before the consummation of the Change in Control (the “Pre-Sold Shares”) times (2) the Shareholder Price over (B) the aggregate amount received by the Executive in the sale(s) of the Pre-Sold Shares.

The Company shall pay this lump sum payment within sixty (60) days following the date the Conditions to Payment of Severance (as set forth in Section 11 below), are met.

(iii)
Salary, Annual Incentive Bonus and Benefits. Effective upon the later of a Change in Control Termination or the effectiveness of the Release executed in connection with such Change in Control Termination and subject to the Executive satisfying all the conditions to Payment of Severance (as set forth in Section 11 below), the Executive shall be entitled to the following:
(A)
a lump sum payment in an amount equal to 100% of the Executive’s annual base salary plus the Executive’s Target Annual Incentive Bonus, such base salary to be the highest annual base salary in effect with respect to the Executive during the six-month period immediately preceding the Executive’s termination and such Target Annual Incentive Bonus to be the highest Target Annual Incentive Bonus in effect with respect to the Executive for (1) the fiscal year in which the Change in Control occurs, (2) the fiscal year following the year in which the Change in Control occurs, or (3) the fiscal year in which the Change in Control Termination occurs, whichever is highest, payable within forty-five (45) days after the Termination Date; and
(B)
continued participation in the Benefit Plans at the Company's expense, subject to the terms and conditions of the respective plans and applicable law and the Executive’s election of continued coverage under COBRA, for a period of one year following the Termination Date; provided that, to the extent that any of the Benefit Plans does not permit such continuation of the Executive’s participation following the Executive’s termination or any such Benefit Plan is terminated, the Company shall pay the Executive an amount which is sufficient for the Executive to purchase substantially equivalent benefits, such amount to be paid quarterly in advance; provided, further, however, that to the extent the Executive becomes eligible to receive medical, dental, and/or vision benefits under a plan provided by another employer, the Executive’s entitlement to participate in the corresponding Benefit Plan or Plans or to receive such corresponding alternate payments shall cease as of the date the Executive is eligible to participate in such other plan, and the Executive shall promptly notify the Company of the Executive’s eligibility under such plan.
(iv)
No Duplication. Payments and benefits under this Section 3(c) shall be in lieu and without duplication of any amounts or benefits under Section 2, and the Executive shall be entitled to any such payments and benefits for no more than one year even if both such sections apply. If, in the event of a Change in Control Termination under Section 1(e)(iii), the Executive becomes entitled to payments under this Section 3(c) after the Executive has begun to receive payments under Section 2, the Executive shall be entitled to a make-up payment to ensure that the Executive receives the higher amount payable hereunder, with such make-up payment being made within forty-five (45) days following the Change in Control Termination.
(d)
Deemed Amendment of Equity Awards. The Company and the Executive hereby agree that the agreements evidencing any Equity Awards to the Executive are hereby and will be deemed amended to give effect to the provisions of Sections 3 and 4 of this Agreement.

4. Death or Disability

Effective upon a termination of the Executive’s employment due to Executive’s death or by the Company due to the Executive’s Disability, except as provided in any Equity Award documentation that explicitly or implicitly excludes such Equity Award from the effects of this section, all performance measures applicable to any Equity Awards held by the Executive shall be deemed to have been met at the Target Level and all Equity Awards held by the Executive shall immediately become vested, unrestricted and exercisable or distributable at the Target Level.

5. Certain Payments to Specified Employees

(a)
Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Executive’s separation from service with the Company (in connection with a Change in Control Termination or otherwise), no payment or benefit payable or provided to the Executive pursuant to this Agreement that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of the Executive’s termination of employment with the Company will be paid or provided to the Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of the Executive’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the Executive’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The payments and benefits to which the Executive would otherwise be entitled during the first six (6) months following the Executive’s separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the date that is six (6) months and one day following the Executive’s separation from service (or if such date does not fall on a business day of the Company, the next following business day) and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein.
(b)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Code Section 409A, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).
(d)
The parties intend that this Agreement will be administered in accordance with Code Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Code Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Code Section 409A. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Code Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)
The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

6. Taxes

(a)
Withholding; No Tax Gross-Up Entitlement. All payments to be made to the Executive under this Agreement will be subject to any required withholding of federal, state and local income and employment taxes. In addition, the Company may withhold from any payments hereunder any amounts attributable to withholding taxes applicable to the vesting of or lapse of restrictions on restricted stock or restricted stock units held by the Executive or the exercise of any nonqualified stock options held by the Executive, including, in its discretion withholding from any shares deliverable to the Executive such number of shares as the Company determines is necessary to satisfy such tax obligations, valued at their fair market value (determined pursuant to the respective Company equity compensation plan) as of the date of such vesting or lapse of restrictions. Nothing in this Agreement shall be construed to entitle the Executive to receive tax gross up payments of any kind in connection with payments and benefits received under this Agreement.
(b)
Limitations on Payments.
(i)
If it is determined that any payment, benefit or distribution provided for in this Agreement or otherwise (for the purposes of this Section 6(b), each, a “Payment” and collectively, the “Payments”) from the Company to or for the benefit of the Executive (x) constitutes a “parachute payment” within the meaning of Section

280G of the Code and (y) but for this subsection (b), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payments shall be either:
(A)
delivered in full, or
(B)
delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of the Payments may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6(b)(i) shall be made in writing in good faith by an independent accounting firm selected by the Company, whose determinations shall be binding upon the Company and the Executive (the “Accountants”), in good faith consultation with the Executive.
(ii)
In the event a reduction in the Payments is required hereunder, the Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c), and Payments that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) but not §1.280G-1, Q&A-24(c) shall be reduced before any amounts that are subject to calculation under §1.280G-1, Q&A-24(c).
(iii)
For purposes of making the determinations and calculations required by this Section 6(b), the Accountants:
(A)
shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control within the meaning of Section 280G(b)(2) of the Code and the regulations thereunder, including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, whether set forth in this Agreement or otherwise (a “Noncompete Covenant”), and the Company shall cooperate in good faith in connection with any such valuations and reasonable compensation positions; and
(B)
may make reasonable assumptions and approximations concerning the application of taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6(b). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6(b).

(iv)
If the Payments are reduced to avoid the Excise Tax pursuant to Section 6(b)(i) hereof and notwithstanding such reduction, the United States Internal Revenue Service (“IRS”) determines that the Executive is liable for the Excise Tax as a result of the receipt of Payments from the Company, then the Executive shall be obligated to pay to the Company (the “Repayment Obligation”) an amount of money equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Executive’s net proceeds with respect to the Payments (after taking into account the payment of the Excise Tax imposed on such benefits) shall be maximized. Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax in accordance with the principles of Section 6(b)(i). If the Excise Tax is not eliminated through the performance of the Repayment Obligation, the Executive shall pay the Excise Tax. The Repayment Obligation shall be discharged within thirty (30) days of either (A) the Executive’s entering into a binding agreement with the IRS as to the amount of Excise Tax liability, or (B) a final determination by the IRS or a court decision requiring the Executive to pay the Excise Tax from which no appeal is available or is timely taken.

7. Recovery of Incentive Compensation Received upon Subsequent Restatement

Executive understands that Executive is or may become subject to the Company’s Executive Compensation Recoupment Policy adopted pursuant to Rule 10D-1 promulgated under the Exchange Act and Nasdaq Rule 5608, or any successor rule (the “Clawback Policy”). Executive understands that if Executive is or becomes subject to the Clawback Policy, the Company and/or the Board shall be entitled to recover all Recoverable Compensation (as defined in the Clawback Policy) from Executive pursuant to such means as the Company and/or the Board may elect. Executive understands that such recovery may be sought and occur after Executive’s employment with the Company terminates. Executive further agrees that the Executive is not entitled to indemnification for any Recoverable Compensation or for any claim or losses arising out of or in any way related to Recoverable Compensation recovered pursuant to the Clawback Policy and, to the extent any agreement or organizational document purports to provide otherwise, the Executive hereby irrevocably agrees to forego such indemnification. The Executive acknowledges and agrees that the Executive has received and has had an opportunity to review the Clawback Policy. This Section 7 is a material term of this Agreement.

8. Term

Unless the Executive’s employment is earlier terminated for any reason, this Agreement shall continue in effect until 11:59 p.m. on September 30, 2026 and shall automatically renew thereafter on an annual basis for additional twelve-month terms unless either party provides written notice to the other party of non-renewal at least ninety (90) days prior to the expiration of the then current term. If a Change in Control occurs while this Agreement is in effect, the term of this Agreement shall automatically be extended to the second anniversary of the Change in Control. Upon the termination of this Agreement, the respective rights and obligations of the parties shall survive to the extent necessary to carry out the intentions of the parties as embodied herein.

9. Successors and Assigns

(a)
This Agreement is personal to the Executive and is not assignable by the Executive, other than by will or the laws of descent and distribution, without the prior written consent of the Company.
(b)
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(b)
The Company will require any successor or acquirer (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to or acquirer of its business and/or assets that assumes and agrees to perform this Agreement.

10. No Duty to Mitigate

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as contemplated by Sections 2(b) and 3(c)(iii)(B) hereof, any benefits payable to the Executive hereunder shall not be subject to reduction for any compensation received from other employment.

11. Conditions to Payment of Severance

Notwithstanding any other provision of this Agreement, the Executive’s entitlement to receive any of the payments and other benefits contemplated by Sections 2, 3 or 4 (with respect to Disability) hereof shall be contingent upon:

(a)
execution by the Executive within forty-five (45) days of the Termination Date (or a shorter period as may be determined by the Company) of a general release in substantially the form of Appendix A hereto (such applicable form depending on Executive’s location and other legitimate factors taken into consideration by the Company to obtain the fullest release of claims permissible under applicable state and federal law at the time of termination), and the incorporation by reference of the terms of the Executive’s Restrictive Covenant Agreement (the “Release”), which, if applicable, has not subsequently been revoked, and the Executive hereby acknowledges and agrees that the Company’s entering into this Agreement and agreement to make such payments are and shall be good and sufficient consideration for such Release; and
(b)
the Executive’s continued compliance with the material terms of this Agreement, as applicable, and those of the Executive’s Restrictive Covenant Agreement.

12. Miscellaneous

(a)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except any such laws that would render such choice of law ineffective.
(b)
Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(c)
Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.
(d)
Entire Agreement; Effect of Current Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto regarding the compensation and benefits payable to the Executive in the respective circumstances described herein, superseding all prior understandings and agreements, whether oral or written.
(e)
Expenses. The Company agrees to pay, solely with respect to any contest with respect to which the Executive is successful on the merits and after submission of reasonable supporting documentation, to the full extent permitted by law, all legal fees and expenses the Executive may reasonably have incurred as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. The Company’s payment of any eligible expenses shall be made within sixty (60) days after the Executive’s submission of reasonable supporting documentation for such expenses.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand delivery, by a reputable overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid. Notice to the Executive shall be addressed to the Executive at the Executive’s last address contained in the records of the Company, and notice to the Company shall be addressed to:

PTC Inc.

121 Seaport Boulevard

Boston, MA 02210

Attention: Chief Legal Officer

Notice shall be addressed to such other address as either party shall have furnished to the other in writing in accordance herewith. Any notice or communication shall be deemed to be delivered upon the date of hand delivery, one day following delivery to an overnight courier service, or three days following mailing by registered or certified mail.

EXECUTED as of the date set forth below.

PTC INC. By: /s/Beth Conway Print Name: Beth Conway Title: EVP, Chief People Officer Date: 05 May 2026	EXECUTIVE Signed: /s/Jennifer DiRico Print Name: Jennifer DiRico Date: 05 May 2026